HUDSON UNITED BANCORP SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

HUDSON UNITED BANCORP
SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

INTRODUCTION

                 Hudson United Bancorp (the “Company”) located at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430, Employer Identification Number: 22-2405746, hereby adopts the Hudson United Bancorp Severance Plan (the “Plan”) effective December 1, 2004 for its eligible employees. This document should be referred to in case a question arises under the Plan. This document is intended to serve as the Plan document as well as the summary plan description. If after reading the Plan you have any questions, please ask the Plan Administrator identified on the last page.

1.     Purpose of the Plan

The Company established a severance plan known as the Hudson United Bancorp Severance Plan as set forth in this document. The Plan was adopted by the Company to provide Severance Pay to Employees whose employment with the Company terminates under the conditions provided for by this Plan. The Plan is an unfunded employee welfare benefit plan.

The Company expects that our attention to providing differentiated service to our customers will result in growth and full employment and that reductions in staff through layoffs will not be necessary. However, if economic or business conditions create an unusual situation that makes it necessary to cut back our work force, the need for each job will be reviewed carefully. Also, each employee’s record will be reviewed. The needs of the Company and employee qualifications, along with past performance of each employee, will be the criteria upon which such decisions are made.

There shall be no duplication of Severance Pay under the Plan. This Plan supersedes all oral and written severance policies or plans of the Company; provided, however severance benefits provided under any individual Change in Control Agreements or individual employment agreements shall be superseded only if agreed to by the individual, and, if not so agreed, this Plan shall not apply to such individuals.

2. Definitions.

The following terms when used herein shall have the following meanings unless a different meaning is plainly required by the context:

a.	“Plan Administrator” shall mean the named fiduciary appointed by the Committee.

b.	“Base Salary” shall mean the amount the Participant is entitled to receive as wages or salary on an annualized basis, excluding all bonus, overtime, shift differential, or incentive compensation, payable by the Company as consideration for the Participant’s services, as determined on the date immediately preceding Termination.

c.	“Committee” shall mean the Compensation Committee of the Board of Directors of the Hudson United Bancorp.

d.	“Company” shall mean Hudson United Bancorp.

e.	“Effective Date” shall mean December 1, 2004.

f.	“Employee” for purposes of the Plan shall mean any full or part time employee of the Company on the Company’s payroll, excluding any individual who is paid by a third party and later reclassified as a common law employee of the Company, or any individual who the Company treats as an independent contractor even if such individual is later reclassified as a common law employee.

g.	“Participant” shall mean an Employee who satisfies the eligibility requirements under Section 3a. of the Plan.

h.	“Plan Year” shall mean the calendar year.

i.	“Plan” shall mean this Hudson United Bancorp Severance Plan as amended from time to time.

j.	“Severance Pay” shall mean any lump sum payment made to a Participant solely on account of eligibility to receive such payment under this Plan.

k.	“Termination” shall mean the date an Employee ceases to actively perform services for the Company.

l.	“Years of Service” shall mean the period of service with the Company commencing on the Participant’s most recent employment date and ending on the Participant’s date of Termination. Years of Service with a predecessor employer shall be taken into account only if so specified in the acquisition agreement with such predecessor employer. A completed Year of Service shall mean a 365 day period, ending on the anniversary of the employment date.

3. Severance Pay —Eligibility

a.	Eligibility

Each Employee of the Company on the Effective Date will automatically become a Participant in this Plan. Each other Employee of the Company will become a Participant in the Plan coincident with his or her date of hire.

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b.	Terminations Which Give Rise to Severance Pay

A Participant is entitled to receive Severance Pay if the Company permanently terminates the Participant’s employment due to (i) retrenchment; (ii) conversion of a full time position to a part-time position (and the Participant refuses to accept said position); or (iii) a reduction in force. In addition to the foregoing, a Participant may be entitled to Severance Pay due to any other condition which the Company considers to be sufficient to entitle an Employee to Severance Pay.

c.	Terminations Which Do Not Give Rise to Severance Pay

Notwithstanding the foregoing, you are not entitled to receive Severance Pay if your employment is terminated on account of death, disability, retirement, voluntary termination or gross misconduct as determined by the Plan Administrator in his discretion. Gross misconduct is generally defined as lying, stealing, disclosing confidential information, falsifying time or expense reports, insubordination, violation of Company policies or procedures, gross dereliction of duty or other conduct contrary to the Company’s interests. The Plan Administrator, in his discretion, can deny Severance Pay for any other reason.

The provisions of this Plan shall not be applicable in the event that an Employee’s employment is terminated in connection with a sale of assets by the Company, or of any subsidiary of the Company, provided that such Employee is offered substantially similar employment at substantially the same salary by the purchaser of the assets and the assets being sold are substantially those connected with the Employee’s employment.

d.	Receipt of Severance Pay

Severance Pay shall be payable as soon as practicable following the 7th day after the Participant submits a signed and notarized General Release and Agreement to the Plan Administrator. The receipt of any Severance Pay hereunder is conditioned on a written release of all claims against the Company in the form provided by the Plan Administrator. In addition, the receipt of Severance Pay hereunder is conditioned for the Chairman, President, Chief Executive Officer and any Executive Vice President on the receipt of an executed non-compete as further described below.

4. Amount of Severance Pay

a.	Non-officer Severance Pay

Each Participant who is not an officer of the Company shall receive Severance Pay in an amount equal to one week of Base Salary for each completed Year of Service, not to exceed twenty-six (26) weeks.

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b.	Officer Severance Pay

Each Participant who is an Officer shall receive Severance Pay in an amount determined in accordance with the following schedule:

All Officers up to and including Vice	- Five (5) weeks of Base Salary if the Participant has
Presidents	completed between zero (0) and four (4) Years of
Service;

- Ten (10) weeks of Base Salary if the Participant has
completed between five (5) and nine (9) Years of
Service;

- Twenty (20) weeks of Base Salary if the Participant
has completed between ten (10) and fourteen (14)
Years of Service; and

- Twenty six (26) weeks of Base Salary if the
Participant has completed fifteen (15) Years of
Service or more.

Senior/First Senior Vice Presidents	- Thirteen (13) weeks of Base Salary if the Participant
has completed between zero (0) and four (4) Years of
Service;

- Twenty six (26) weeks of Base Salary if the
Participant has completed between five (5) and nine
(9) Years of Service;

- Thirty nine (39) weeks of Base Salary if the
Participant has completed between ten 10 and
fourteen (14) Years of Service; and

- Fifty two (52) weeks of Base Salary if the
Participant has completed fifteen (15) Years of
Service or more.

Executive Vice President	- Twenty six (26) weeks of Base Salary if the
President	Participant has completed between zero (0) and four
Chief Executive Officer Chairman	(4) Years of Service; and

- Fifty two (52) weeks of Base Salary if the
Participant has completed five (5) Years of Service
or more.

In addition to the weeks of Base Salary set forth above, the Severance Pay for an Executive Vice President, President, Chief Executive Officer and the Chairman shall include an amount equal to the highest annual bonus received during or for the two calendar years immediately preceding their date of Termination; provided, however, that the aggregate Severance Pay shall in no event exceed two times the Participant’s Base Salary.

The receipt of any Severance Pay by an Executive Vice President, President, Chief Executive Officer or Chairman shall be conditioned upon such person entering into a binding agreement with the Company providing that such person, for a period of two years following the date of termination, shall not, for himself or on behalf of any other person or entity, directly or indirectly, (i) be employed in any capacity or serve as a director or consultant for a commercial bank, savings bank or savings association insured by the FDIC in the States in which the Company (or any affiliate of the Company) maintains a branch or office at the date of termination, or (ii) solicit, divert, take away or attempt to take away any customers of the Company (or any affiliate of the Company) or the business of any such customers or in any way interfere with, disrupt or attempt to disrupt any then-existing relationships between the Company (or any affiliate of the Company) and any of its customers.

5. Employee Benefit Plan Coverage

The Severance Pay described herein above shall be paid in a lump sum, less applicable taxes. Severance Pay shall be in addition to, and not in lieu of, all other accrued or vested benefits which may be owed to a Participant following termination including, but not, limited to, accrued vacation pay, pension benefits, amounts or benefits payable under any bonus or other compensation plan or contract, life insurance plan, health plan, or disability plan. If an Employee has a contract providing specific severance payments, he or she shall not be entitled to payments under this Plan unless such payments are waived.

6. Funding

There shall be no special fund out of which payments shall be paid, or shall Participants be required to make a contribution as a condition of receiving payments. Payments shall be made from the general funds of the Company.

7. Administration

a.	The Plan shall be administered by the Plan Administrator, as the named fiduciary of the Plan under Section 3(16)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The provisions of Part 4 of Title 1 of ERISA are incorporated by reference as part of the Plan to define and govern the actions of the Plan Administrator and other fiduciaries hereunder.

b.	The Plan Administrator will have full power to administer the Plan in all of its details, subject to applicable requirements of law. For this purpose, the Plan Administrator’s powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan.

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(i)	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan.

(ii)	To interpret the Plan, his interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(iii)	To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(iv)	To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan; and

(v)	To allocate and delegate his responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan.

8. Claims Procedures

You need not file a formal claim with the Plan Administrator in order to receive benefits under the Plan. When an event occurs which entitles you to a distribution of Severance Pay under the Plan, the Plan Administrator will automatically notify you regarding payment of the benefit.

However, if you disagree with the Plan Administrator’s determination of the amount of your benefits under the Plan or with respect to any other decision the Plan Administrator may make regarding your interest in the Plan, the Plan contains the appeal procedure you should follow.

In brief, if the Plan Administrator determines he should deny benefits to you, the Plan Administrator will give you adequate notice. The Plan Administrator, in most cases, will make a decision within 90 days of the receipt of your claim unless special circumstances would make the rendering of a decision within the 90 days period infeasible. If an extension is required, written notice must be sent to your prior to the end of the initial 90 day period. The extension notice must indicate the special circumstances requiring the extension, and provide the time and date by which the Plan Administrator expects to render a determination based on its review. In any event, the Plan Administrator must render a decision within 180 days after its receipt of your claim for benefits.

The written notice will set forth (i) the specific reasons for the denial; (ii) the pertinent provisions of the Plan supporting the Plan Administrator’s decision; (iii) a description of any additional material or information necessary for you to perfect your claim and an explanation as to why such additional material or information is necessary; and (iv) a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement informing you of your right to bring a civil suit under Section 502(a) of ERISA in the event of an adverse benefit determination upon review.

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If you disagree with the Plan Administrator, you, or a duly authorized representative, must appeal the adverse determination in writing to the Plan Administrator within 60 days after the receipt of the notice of denial of benefits. If you fail to appeal a denial within the 60 day period, the Plan Administrator’s determination will be final and binding. If you appeal to the Plan Administrator, you or your duly authorized representative must submit the issues and comments you feel are pertinent to permit the Plan Administrator to re-examine all facts and make a final determination with respect to the denial. The Plan Administrator, in most cases, will make a decision within 60 days of a request on appeal unless special circumstances would make the rendering of a decision within the 60 day period infeasible. If an extension is required, written notice must be sent to your prior to the end of the initial 60 day period. The extension notice must indicate the special circumstances requiring the extension, and provide the time and date by which the Plan Administrator expects to render a determination based on its review. In any event, the Plan Administrator must render a decision within 120 days after its receipt of a request for review.

The Plan Administrator must provide you with written notice of its benefit determination upon review. In the event that there is an adverse benefit determination, the Plan Administrator will give adequate notice in writing setting forth (i) the specific reasons for the adverse determination; (ii) the pertinent provisions of the Plan supporting the Plan Administrator’s decision; (iii) your entitlement to receive copies of or have reasonable access to all documents, records, and other information relevant to your claim for benefits upon your request free of charge; and (iv) a statement informing you of your right to bring a civil suit under Section 502(a) of ERISA.

9. Statement of ERISA Rights

As a Participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants shall be entitled to:

(1)	Examine without charge, at the Plan Administrator’s office and at other specific locations, such as worksites, all documents governing the Plan and copies of all documents filed by the Plan with the U.S. Department of Labor, such as, latest annual reports (Form 5500 series) and Plan descriptions.

(2)	Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “Fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and dependents. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a plan benefit, or exercising your rights under ERISA. If your claim for a benefit is denied or ignored, in whole or in part, you must receive a written explanation of the reason for denial. You have the right to obtain copies of documents related to your benefit decision without charge. You have the right to have the Plan review and reconsider your claim within certain time schedules.

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Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan, such as the Plan document or the latest annual report, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored in whole or in part, you may file suit in a state or Federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest area Office of the Employee Benefits Security Administration (“EBSA”), U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, EBSA, U.S. Department of Labor 200 Constitution Avenue, NW Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the EBSA.

10. No Right to Employment

This Plan does not give any Participant the right to be employed by the Company. The Company expressly reserves the right to discharge any Participant for any reason not prohibited by law.

11. Alienation of Benefits

Except as otherwise provided by law and by contract governing any benefit offered under this Plan, no benefit under the Plan may be voluntarily or involuntarily assigned or alienated.

12. Termination or Amendment

Although the Company intends to maintain the Plan for an indefinite period, the Company reserves the right to amend any of the Plan terms or terminate the Plan at any time, for any reason. Any amendment shall be adopted by written resolution of the Company or its delegee. Any termination or partial termination of the Plan shall not adversely affect the payment of benefits to which Participants were entitled under the terms of the Plan prior to the date of termination or partial termination.

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13. Taxes

The Company may withhold from any payment due under this Plan any taxes required to be withheld under applicable federal, state or local tax laws or regulations.

14. Governing Law

This Plan shall be governed by the laws of the State of New Jersey, except to the extent superseded by federal law.

Plan Administrator:	Hudson United Bancorp
1000 MacArthur Boulevard
Mahwah, NJ 07430
201-236-2600
201-236-2669

Type of Administration:	Self-administered.

Agent for Legal Process:	Plan Administrator:
Hudson United Bancorp
1000 MacArthur Boulevard
Mahwah, NJ 07430

Plan Number:	507

Plan Year End:	December 31

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